Exhibit 12.2

February 22 , 2016

Coastal Banking Company, Inc. 1891 South 14th Street Fernandina Beach, FL 32034 First Avenue National Bank 910 SW 1st Avenue Ocala, FL 34471
Re:	Agreement and Plan of Merger by and between Coastal Banking Company, Inc., and First Avenue National Bank

To the Boards of Directors:

We have acted as counsel to Coastal Banking Company, Inc., a South Carolina corporation (“Coastal”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of November 20, 2015 (the “Merger Agreement”) by and between Coastal and First Avenue National Bank, a bank organized under the laws of the United States (“First Avenue”). As set forth in the Merger Agreement, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and intend for the Merger Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement. This opinion is being delivered in connection with the preparation of Coastal’s Offering Statement on Form 1-A that is being filed herewith (the “Offering Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933. This opinion is delivered to you pursuant to Item 17 of Form 1-A. All capitalized terms which are defined in the Offering Statement shall have the same meanings when used herein, unless otherwise specified.

Coastal Banking Company, Inc.

First Avenue National Bank

February 22 , 2016

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Merger Agreement, (ii) the Offering Statement, and (iii) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, and (ii) the information set forth in the Offering Statement and the statements concerning the Merger in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

In rendering our opinion, we have considered the applicable provisions of (i) the Internal Revenue Code of 1986, as amended and as in effect on the date hereof (“Code”), and our interpretations of the Code, (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, in the opinion of Bryan Cave LLP, (i) the Merger as structured will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code, and (ii) the discussion contained in the Offering Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger..

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relief upon or assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to be no longer be true or correct.

Coastal Banking Company, Inc.

First Avenue National Bank

February 22 , 2016

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger or any transaction related thereto or contemplated thereby. We hereby consent to the filing of this opinion as Exhibit 12.2 to the Offering Statement and to the use of our name and the discussion of our opinion under the captions “QUESTIONS AND ANSWERS,” “SUMMARY—Your Expected Tax Treatment as a Result of the Merger,” and “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” in the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP